UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 21, 2016

Monaker Group, Inc.

( Exact name of Registrant as specified in its charter )

Nevada
(State or other jurisdiction of incorporation)

000-52669	26-3509845
(Commission File Number)	(I.R.S. Employer Identification No.)

2690 Weston Road, Suite 200

Weston, Florida 33331

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

Next 1 Interactive, Inc.

(Former name or former address, if changed since last report)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2016, Monaker Group, Inc. (the “Company”) announced that Omar Jimenez was appointed to serve as the Chief Financial Officer and Chief Operating Officer of the Company, effective January 21, 2016.  Mr. Jimenez will replace Adam Friedman, who resigned as Chief Financial Officer of the Company, effective January 21, 2016. A copy of the press release announcing Mr. Jimenez’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Jimenez, age 54, has held a variety of senior financial management positions during his career. From September 2012 to January 2106, he served as the founder of MARMEL International, Inc., a company that provides accounting and consulting services. In addition, from May 2009 to September 2012, he worked as Chief Financial Officer of EpiCenter Development Associates, LLC, a real estate developer with combined projects amounting to $6 billion, and from June 2004 to May 2009 he served as President & Chief Financial Officer at American Leisure Holdings, Inc., with listings on the NASDAQ and London Stock Exchange focusing on leisure and business travel, hospitality & hotels, call centers and real estate development. Mr. Jimenez also served from April 2002 to June 2004 as Director of Operations for US Installation Group, Inc., a selling and installation group for The Home Depot, and CFO and VP of Onyx Group, Inc., a conglomerate with 700 employees and annual revenues exceeding $400 million.

Mr. Jimenez is a Certified Public Accountant (CPA), Chartered Global Management Accountant (CGMA), a Member of the AICPA and FICPA. Mr. Jimenez holds a B.B.A in Accounting and a B.B.A in Finance from the University of Miami and an M.B.A from Florida International University.

In connection with his appointment as Chief Financial Officer and Chief Operating Officer, the Company and Mr. Jimenez entered into an employment agreement, dated January 21, 2016 (the “Employment Agreement”), which provides for a salary of $175,000 per year that will increase (i) to $200,000 per year if and when the Company becomes profitable, which is defined as that month with positive EBITDA, (ii) by an additional $35,000 per year upon the close of a financing with net proceeds to the Company of five million dollars ($5,000,000) or more, and (iii) to no less than $300,000 per year upon the Company’s listing of its Common stock on another stock exchange. In addition, Mr. Jimenez will have the option during the first three (3) months of his employment of being paid in cash or the Company’s common stock (the “Common Stock”) with the Common Stock portion based on $2.50 per share, issued at the completion of the first three (3) months. Pursuant to the Employment Agreement, Mr. Jimenez is also eligible for bonus payments that will be paid at his election in cash or Common Stock with any earned bonus accrued throughout the fiscal quarter and paid within 10 days after the end of each quarter in which the bonus is achieved and for bonus payments for assisting the Company to complete certain financings. Mr. Jimenez will also be eligible for three (3) weeks of paid vacation in the first year of his employment and four (4) weeks paid vacation in subsequent years. He will also receive insurance that covers medical, dental, vision and life insurance for himself with 100% of the premiums paid by the Company, and be eligible for other bonus programs commensurate with other senior executives of the Company, which are to be determined and implemented within the first year of employment. Mr. Jimenez’s Employment Agreement also contains confidentiality obligations and inventions and intellectual property assignments.

There are no family relationships between Mr. Jimenez and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Mr. Jimenez that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Monaker Group, Inc. and Omar Jimenez, dated January 21, 2016
99.1	Press release issued by Monaker Group, Inc. on January 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONAKER GROUP, INC.

Date: January 25, 2016	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer